Exhibit 99.2

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES ADDITIONS TO
SENIOR MANAGEMENT TEAM

APRIL 30, 2009 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) announced today the appointment of four members of the Company’s senior management team.  The appointments are: William A. Tolany, Executive Vice President and Chief Customer Officer, Nicholas P. Bolton, Senior Vice President — Manufacturing, Engineering and Procurement, William A. Richardville, Senior Vice President — Distribution and Logistics and Steven A. Wilson, Senior Vice President — National Account Sales.

“These additions to our senior leadership team set the stage for the Company to execute on its strategic plan,” commented Gilbert M. Cassagne, President and Chief Executive Officer.  “Their talents and insights, combined with the knowledge and experience of the Company’s existing management team, will substantially expand the Company’s ability to meet our customers’ needs by improving our manufacturing, supply chain and sales capabilities.”

William A. Tolany, 62, was appointed Executive Vice President and Chief Customer Officer effective April 14, 2009. Mr. Tolany joined Reddy Ice in February 2002 as Vice President—Marketing.  Mr. Tolany left Reddy Ice in August 2004 to become President and Chief Executive Officer of Stimulys Performance Marketing. He returned to Reddy Ice in August 2006 as Vice President—Business Development to manage the acquisition strategy for the company. He assumed responsibility for the functions of our Executive Vice President Sales & Marketing on an interim basis in September 2008.  Mr. Tolany has extensive experience in consumer packaged goods, food products and beverages with companies such as General Foods Corporation, The Dr Pepper Company and Cadbury Schweppes North America.

Nicholas P. Bolton, 52, was appointed Senior Vice President — Manufacturing, Engineering and Procurement on April 30, 2009. Mr. Bolton has served as a consultant to Reddy Ice since September 22, 2008.  Prior to joining Reddy Ice, Mr. Bolton was employed by Cadbury Schweppes PLC and its subsidiaries for more than nineteen years. Mr. Bolton served Cadbury in various positions, including, most recently, Senior Vice President—Manufacturing of Cadbury Schweppes Americas Beverages from 2003 to 2008 and Senior Vice President—Manufacturing & Engineering of the Mott’s/Snapple Division of Cadbury Schweppes from 2000 to 2003.

William A. Richardville, 49, was appointed Senior Vice President — Distribution and Logistics on April 30, 2009. Mr. Richardville has served as a consultant to Reddy Ice since September 22, 2008.  Prior to joining Reddy Ice, Mr. Richardville was employed by Cadbury

Schweppes Americas Beverages from 2001 to 2007. Mr. Richardville served Cadbury in various positions, including, most recently, Vice President—Warehouse Operations & Supply Chain Technology from 2006 to 2007, Vice President—Bottling Operations from 2004 to 2006 and Vice President—Quality & Field Technical from 2001 to 2004.  Prior to joining Cadbury Schweppes, Mr. Richardville worked for Nestle Waters North America and the Pepsi-Cola Bottling Group.

Steven A. Wilson, 49, was appointed Senior Vice President — National Account Sales on April 30, 2009. Mr. Wilson was appointed as Reddy Ice’s Vice President — Strategic Sales on April 1, 2009 and previously served as a consultant to Reddy Ice from October 8, 2008 to April 1, 2009.  Prior to joining Reddy Ice, Mr. Wilson served as Vice President, Sales—National Accounts for Javo Beverage, a coffee and tea manufacturer, from 2006 to 2008, Vice President, Sales & Marketing for Mosquitonix, a pest management company, from 2005 to 2006, Vice President, Sales & Marketing for Ferrellgas, a propane marketer, from 2004 to 2005, and as Vice President—National Account Sales for Cadbury Schweppes Americas Beverages from 1996 to 2004.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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